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The following conference call was held with the public on September 12, 2016:

Farmland Partners Inc. and American Farmland Company
Joint Conference Call

September 12, 2016

10:30 a.m. ET

Operator

Good morning and welcome to the Farmland Partners Conference Call regarding the merger with American Farmland Company.  All participants today will be in listen only mode.  Should you need assistance, please signal a conference specialist by pressing the * key followed by 0.  After today’s presentation, there will be an opportunity to ask questions.  Please also note today’s event is being recorded.

I would now like to turn the conference over to Mr. Paul Pittman, Chairman and CEO.  Please go ahead, sir.

Paul Pittman

Thank you, Rocco.  This is Paul Pittman, the CEO of Farmland Partners.  I’m also joined this morning by Mr. Tom Gimbel, who is the CEO of AFCO, American Farmland Company.  Also on the line with me this morning are Luca Fabbri, our CFO of Farmland Partners who will continue as the CFO of the combined company and Cort Barnes who is a member of my team and the Vice President of Business Development and the key driver inside our organization of this transaction.

So, thank you all for joining us this morning.  On page 2 of the presentation if you are following along with me, there is a deck filed for this call.  It has all the standard cautionary statements.  I do just point you to it but I obviously won’t read it to you.  Moving on to kind of the highlights of this specific transaction which is page 3 if you’re following along.  So, we have agreed with AFCO over the weekend to merge the two companies together in a stock-for-stock transaction. This will create the largest public US Farmland REIT by far.  When the transaction is completed we’ll have Farmland assets in excess of $850 million, spanning more than 133,000 acres across 16 states and 25 major crop types.  The fully diluted market cap of the company will be over $400 million and that’s not including our preferred shares.  If you include the preferred that would be a fully diluted market cap over $500 million.  This really achieves the challenge that, frankly, our company FPI and AFCO have had to create a high liquidity, high volume of trading company in this space that truly becomes institutionally investible.  And that has been a goal of ours since the beginning.  Those of you who have heard me speak before, we want to continue to aggressively grow our company and this is just one step in that way.

The assets that we will own together really are some of the very best farmland assets in the United States.  Our assets, as many of you know, were concentrated in traditional commodity, row crops and AFCO’s assets were fundamentally concentrated largely in permanent crops, substantial amount of very high quality properties in the Central Valley of California as well as some very good properties in the Southeastern United States.  There will be significant cost synergies from this transaction.  We will consolidate the operations into the Denver-based headquarters.  We will be making some significant reductions in G&A expenses including some headcount reductions.  The increased scale from this will drastically continue to reduce the overall overhead cap costs as a percentage of portfolio value.  Realistically, our company FPI was already running at approximately 80 basis points or so of asset value and this combination will drive that even lower to probably something below 70 basis points of asset value will be our overall SG&A cost.  That is actually quite good by the standards of sort of the leaders in the REIT industry.

The transaction is accretive to the FPI shareholders.  It’s 10% accretive.  It was our estimate in the first full year of our combination which is 2017 and it will grow in the following year or so to approximately a 20% accretion on an AFFO basis.  This expanded footprint further enhances our ability to continue to grow the company.  At the time we close this transaction, FPI will have done $500 million of farmland acquisitions in the prior 12 months.  I think it is fair to assume we will continue with this relatively rapid pace of growth which will continue to make our company more and more attractive to investors and to the sellers of Ag real estate.

Before I move on to the next page, I want to open this up for Tom to make a few comments.  Go ahead, Tom.

Tom Gimbel

Thank you, Paul.  I’d like to provide a view and background from the AFCO standpoint.  From its inception, American Farmland Company has had a vision of creating an institutional liquid investment from the asset class of American farmland, recognizing its store of value in times of market volatility and with its inherent characteristics of growth, income, and historically low correlation to other investments.  This transaction brings the larger scale, diversification and a lower cost structure by combination with FPI, which goes a long way in achieving that original vision.  It’s a vision that both FPI and AFCO share.  We believe this is a great step forward for the benefit of our shareholders and one which this management team is objective and forward-looking enough to make which is why the management team and the board of American Farmland Company are very highly supportive of this merger.

AFCO has taken great care to assemble some of the highest quality diversified farmland across many of the premier growing regions throughout the U.S.  However, to our dissatisfaction, as we’ve previously noted, the value of American Farmland’s portfolio has not been fully realized in our company’s public trading history.  As a result, AFCO launched a strategic review process in April of this year, with a goal of unlocking value for our shareholders and that process has delivered a very compelling transaction with one or our industry’s leading companies, Farmland Partners.  Back to you, Paul.

Paul Pittman

Thank you, Tom.  So, turning to page 4 which is a summary of the transaction, let me hit the high points.  So, the transaction structure, it’s 100% stock merger and we will be trading for each AFCO common stock the right to receive 0.7417 shares of newly issued FPI common stock.  On a pro forma fully diluted basis, FPI equity holders will own approximately 65% of the combined company and AFCO equity holders will own approximately 35%.  That includes looking at our preferred equity as equity in that calculation so that’s a fully diluted 65/35 split between the two companies.

In terms of company leadership, I will continue to be the Chairman and CEO of the combined company.  Luca Fabbri will remain CFO of the combined company.  Dixon Boardman, who is currently the Chairman of AFCO - and Tom Gimbel, who is currently the CEO, will join FPI’s board of directors, making our total board size post-merger up to a total of eight members.  Bob Cowan, Robert L. Cowan to be exact, he will join FPI as the President of the combined company upon closing the merger.  Those of you who do not know Bob, he is an incredibly seasoned and capable professional in the Ag industry, a man in his mid-60s who has spent his entire career building large portfolios of properties for a couple of different organizations including the Utah retirement system.  So, he is a wealth of knowledge and we are welcoming him firmly to our combined team.

With the dividend, the company is expected to maintain its dividend policy over the long term and for the new shareholders joining us from AFCO, just to let you know the history, our last declared dividend was an annualized 51 cents per share so a substantial dividend enhancement for the AFCO shareholders going forward.  The transaction is obviously subject to the customary closing conditions and approval of both sets of shareholders.  Both boards of directors have approved the transaction and will recommend that transaction to their respective shareholders.  I would expect closing to occur in the fourth quarter or early first quarter of next year.  On that specific point, I think you should look forward to a closing this year. We’re certainly going to push very hard to get that done because it’s in the benefit of all of our shareholders to move this transaction forward as quickly as possible.

With that, we’ll move on to page 5 and I’ll turn it back over to you, Tom.  Tom, are you still there?

Tom Gimbel

Sorry.  We believe that this transaction unlocks value for our stockholders and, importantly, allows them to remain invested in premier U.S. farmland through a larger, more efficient platform.  The extra diversification of the combined portfolio should reduce risks such as crop price volatility, regional weather problems and it gives shareholders a broader opportunity set from which to benefit.  We continue to firmly believe that US farmland represents an incredibly unique and attractive asset class with strong long term fundamentals.  I’d point out that the stockholders gain from a much stronger capitalization and increased liquidity and that this transaction is the culmination of our strategic review process over the last five months.

AFCO conducted an exhaustive review of its strategic alternatives and the process has concluded in the creation, as Paul said, of the largest public farmland REIT, the clear sector leader and it has enhanced operating efficiency and an expanded platform in core markets and an improved balance sheet as well.  It gives AFCO stockholders the ability to remain invested in U.S. farmland and going forward, we believe FPI is uniquely positioned to deliver strong growth and industry leading management of farmland assets, particularly with a strong management team led by my partner on this call, Paul Pittman.  Paul?

Paul Pittman

Thank you very much, Tom.  And before we move off of this page, I want to just make one additional comment.  I think the engaging in this transaction and the decision to do a strategic review was, frankly, a courageous move on the part of both the AFCO management and their board.  As all of you understand from probably your own life’s experience, when a management team starts down that path, they know that the reality is it may lead to them, frankly, losing their jobs but that it will also unlock shareholder value.  So, I think commendation is appropriate to AFCO’s management board for doing the right thing here and I think it’s turned into a successful transaction for all involved.  So, Tom, thanks for making this opportunity available to your shareholders and, frankly, to ours.

Tom Gimbel

Well, Paul, we do think it’s the right thing for our shareholders, as you pointed out, and we put shareholder value first and this does unlock value and is both a value and income opportunity, both at present and going forward.  Thank you.

Paul Pittman

Yes.  So, turning to page 6, and really these comments on page 6 and 7 sort of combine.  The footprint that we have created through this transaction is truly incredible.  If you look at the U.S. map and in blue you sort of see the locations and the acreage that we owned and in green, the location and acreage that American Farmland owned.  You truly do have a coast-to-coast diverse set of assets at this point in time, with many, many different crop types, 25 crop types or even, in fact, a few more across the country.  AFCO was incredibly strong in some major specialty crops, almonds and citrus in particular.  I have seen these assets, every one of these assets I’ve visited myself. They are incredibly high quality assets and we’re happy to have them in the portfolio.  They will continue to be substantial contributors to our overall cash flow and asset value going forward.  So that’s incredible news.

Turning to page 7, looking a little bit about sort of portfolio construction and thinking about this.  Many of you have heard me say before that I believe the right portfolio for a farmland REIT in the U.S. is approximately 75% commercial row crops and 25% specialty.  The reason I have always espoused that is that I believe the real story here about this asset class is the ownership of high quality farmland in the face of an ever-growing demand for food while we fundamentally have land scarcity.  But it’s a global food demand story in the face of land scarcity, that’s the key theme.  And so, I’ve always viewed this as a business where we should build a portfolio that hitches into that big theme by owning on a dollar-weighted basis, essentially the entire output of the US production food in food production industry at the base level, meaning the actual growing of the crops.

So, what we’ve done with this transaction is virtually hit this right in the bull’s-eye.  We’re going to end up being approximately 74% permanent and specialty crops, meaning tree nuts, citrus, vegetables and the like.  That part of the portfolio, I’m sorry, is the commercial row crop and 26% the permanent and specialty.  Looking down below that pie chart you can see that the aggregate by U.S. crop value is about 22% specialty and permanent and around 78% row crops.  If you look at regional diversification, you will see that the largest part of this business is the west coast specialty crops followed closely thereafter by the corn belt crops, so essentially balanced there, and then the rest of the Southeast, Delta and High Plains.  So, this is a truly nationwide and diverse portfolio and, as I said earlier, around 25 or greater separate crops in the portfolio.

Moving on to page 8, so looking just at scale and balance sheet for a second.  So the total enterprise value of the combined company will be just over $850 million that starts with around $607 million pre-transaction of FPI and around $200 million of AFCO.  Post-transaction brings us to around $850 million.  The net debt-to-enterprise value, we were running at around 44% debt-to-enterprise value, AFCO around 39%, combined will be right around 40%.  On the number of farms, we at FPI had around 272 farms, AFCO had 21 farms, albeit each of their farms is somewhat bigger than our farms because of the permanent crop nature, bigger in the sense of value, not acres.  That gives us a total of almost 300 farms between and then total acres will, of course, go to 133,000 total acres.

Then moving on to page 9, setting the stage for future growth.  So, the transaction expands FPI’s farm acquisition and management team capabilities.  As many of you may have noted that have followed our stock in the recent quarter, we gradually started to see our own G&A expenses increasing and I was asked good questions by many of you in the analyst community about that.  We were setting ourselves up knowing this acquisition, or at least this aggressive expansion into specialty crops was going to occur so we already have the staff in place to take these assets on.  Cort in particular, Cort Barnes who I introduced at the beginning of the call, has quite a bit of experience in specialty crops with the addition of Bob Cowan to our team, we believe we have sort of the strongest set of professionals available to acquire farmland across the United States and just, again, specifically to point out Bob Cowan’s background.  He was the director of Ag and Timber for the Utah retirement systems and held various roles at Farmland Reserve which is a large private agricultural institution investment portfolio.

A strong balance sheet, combined company will have a much stronger balance sheet, slightly less leverage and ability to continue to effectively issue equity to acquire properties as those of you who have followed FPI since the beginning, we’ve been very effective at getting farmers and large land holders to take our equity securities and transactions.  It’s a very efficient way to grow with less overall fees and expenses than we would incur if we tried to grow the company purely by raising capital on Wall Street.

We have a robust growth plan.  At the closing, Farmland Partners will have done $500 million in farmland acquisitions in the previous 12 months.  We would expect to continue this level of rapid growth of accretive farmland transactions going forward and, as I said earlier, we want to drive our G&A expenses as a percentage of portfolio value down in to the 60 to 70 basis point area and try to continue to reduce those costs because at the end of the day, any time we can reduce those costs increases our ability to distribute cash and pay dividends to our investors.

The other thing that is a significant enhancement and I was asked about this, in fact, in a few of the early morning phone calls I’ve made today, is we are taking on some more development assets than has traditionally been FPI’s way of approaching the market.  We, as a company, have done very little development.  We want to get cash flow on every dollar.  It’s really sort of one of our core themes and principles.  But the beauty of this AFCO portfolio from the FPI investor’s perspective, is that they have made the investments to develop these properties.  We are literally sitting here waiting for the trees to finish growing and then those assets will largely speaking start to kick off cash flow in the next 12 to 24 months and when they reach this full commercial production, there’s an incremental additional $2.7 million of revenue that will come in with very little additional investment at this point.

So, the development that is embedded in the AFCO portfolio that we are picking up, rather than a liability, is in fact, an incredibly positive asset for us going forward.  So, just to summarize the near term action plan, this is page 10, we’re going to drive the synergies through reduced G&A expenses, we’re going to ensure a seamless transaction with our tenants, our farmer partners, we’re going to continue to pursue high quality of accreted acquisitions in the core farming regions and we’re going to work very hard to attract further institutional investment and to improve the liquidity of our stock.  Before I open it for Q&A, let me offer you, Tom, in particular, would you like to make any additional comments?

Tom Gimbel

Just a couple.  I’d like to emphasize that we believe the economics of this transaction benefit both shareholder groups.  The takeout of redundant G&A on a larger scale asset base makes an accretive cash flow result for both sets of shareholders.  For AFCO shareholders, we find the exchange into FPI shares is both a value and income opportunity and it affords excellent prospects for the future.  Finally, I just would like to note that throughout this process, the team at Farmland Partners has been incredibly professional and we look forward to working with them throughout the merger process.  As I mentioned in the press release, the end result of a thorough process that we started back in April is that we’re confident of the complementary nature of the transaction and that it will accomplish our goal of enhancing stockholder value while preserving AFCO’s original core principles and continuing the vision for a scalable, institutional, well-diversified and high quality portfolio of farmland assets.  Again, this merger creates the largest US farmland REIT and creates the clear sector leader in the US farmland REIT category.  That’s all I had to add, Paul.  We can open it.

Paul Pittman

Great, thank you very much, Tom.  Let’s open it up for Q&A.

QUESTIONS AND ANSWERS

Operator

Yes, sir.  We will now begin the question and answer session.  To ask a question, you may press star then one on your touchtone phone.  If you are using a speakerphone, we ask that you please pick up your handset before pressing the keys.  To withdraw your question, please press the star then two.  And once again ladies and gentlemen, that is start then one to ask a question.

Our first question today comes from Sachin Shaw of Albert Fried.  Please go ahead.

Sachin Shaw

Hi, good morning.  Congratulations on the transaction.  I had a few questions.  One of them is in relation to your release on the 14th, April 14th.  It discusses that the NAV at the end of last year was $10.05.  I think the implied value based on Friday’s close is about $8.23, so can you discuss that a little bit?  I know you said that this is the culmination of the strategic review process but just wanted to make sure that there wasn’t anything that shareholders are missing out on as far as the NAV is concerned per your reference in that release.

Number two is we’re seeing a lot of transactions in the farm space including today, Potash and Agrium.  We’re probably later on this week going to see Monsanto and Bayer and so because you have Dupont, Dow Chemical, Sygenta, Chem China, how are all these deals impacting your ability to get this deal closed and is this also one of the reasons why you’re doing this deal?

Then the third question is, you said that the deal’s going to close fourth quarter, early 2017.  Is that just based on shareholder vote or is it just that there is some issues that you are expecting on the HSR?  Thank you.

Paul Pittman

Yes, so let me start on that, Tom, and then if you want to add to it, that’ll be great.  So, first, in view of valuation, you have to recognize that when American Farmland or any company would run a process like this, there will be friction costs, transaction costs, if you will, lawyers, bankers, all of the process.  So, NAV, assuming $10.05 at year end, you would never achieve that directly in a sale because of the additional costs.  The other thing is you have to recognize that AFCO was a company that had additional cost structure beyond what its cash flows were so you were getting a gradual degradation of asset value through the operating costs of the company which is why I made the comment I made in my prepared remarks, the courageous step that the board and AFCO’s management took to put the company up for sale was really a preservation of value and a creation of value opportunity.  So I certainly feel from our perspective, we paid a very fair price near if not at NAV for these assets.  We feel like we got a fair price for our stock in the combined merger with the exchange ratio we set and obviously I’ll let Tom speak to it but I think they did compete this heavily and got a fair price for their shareholders.

Let me quickly address point two and three before I turn it over to Tom.  In terms of the other acquisitions in the space, we are frankly a very small acquisition compared to those transactions.  This is a small merger.  We wouldn’t anticipate significant governmental review of what we’re doing.  The reason the closing is scheduled to occur in the fourth quarter is, actually that’s a very rapid closing in a public-to-public transaction.  It’s just that there is a substantial process of SEC filings and then notice periods for shareholders votes so if you sit down with a calendar, shocking to say, but fourth quarter close or early next year close is actually a pretty rapid schedule.  I hope that answers your questions.

Tom, do you want to address any part of that, feel free.

Tom Gimbel

Yes, I think you’ve covered most of it but those are good questions.  NAV at year end is not a steady state number.  We sold the Hot Creek pistachio property and there has been some other movement but, essentially, this transaction is on a NAV equivalency basis, net of transaction costs and expenses so that we find it a very level exchange of NAV benefitting our shareholders and, of course, as mentioned earlier, we’re taking out all of the G&A so that this is accretive on a cash flow basis to both entities.  So, we’re pleased with the valuation basis for this.

The activity in the market does not have a bearing in the sector and in agriculture, is not related to our decision or our evaluation of the transaction and, as Paul discussed, the closing date.  The closing date has involved in it some independent variables so we are scheduled for a closing in the fourth quarter but it’s hard to pin down some of those variables that could make it an early first quarter closing.  But we’re moving forward with all deliberate pace.

Sachin Shaw

Okay.  Thank you for that response.  Just a follow up.  So, as far as the dividend is concerned, is there a chance that shareholders could get a prorated dividend?   Depending on the dividend declaration, or are you going to try to time the dividend payouts so they correspond?

Paul Pittman

Both sets of shareholders will be treated fairly.  These dividend payments become complex but we’re well aware of the complexity so what’ll basically happen here is that the AFCO shareholder will continue to get the dividend they appropriately deserve and should receive from AFCO until such time as the closing occurs and then based on this exchange ratio, they’ll be eligible from that point forward for Farmland Partners’ dividends but if you read the fine print in the contract, it’s all put together in a way that neither group of shareholders is disadvantaged or unfairly advantaged vis a vis the other shareholders.

Sachin Shaw

Okay.  Fair enough.  Thank you.  Congratulations.

Paul Pittman

Yes, thank you.

Tom Gimbel

Thank you.

Paul Pittman

Next question, if there are any.

Operator

Our next question comes from Rob Stevenson of Janney.  Please go ahead.

Rob Stevenson

Good morning, guys.  Paul, how do you think about this transaction in terms of being able to execute other deals before this closes?  I mean is this basically the size and complexity here basically putting you on the sidelines until this closes?  Is it business as usual in addition to the AFCO deal?  How should we be thinking about that?  And then given the fact that your stock price, you know, you weren’t really comfortable issuing stock at below $11 previously except in deals where you could inflate it a little bit for land etc.  How should we be thinking about, or how are you guys thinking about cost of capital going forward?

Paul Pittman

So, half a dozen questions buried in there, Rob, so I’m going to do my best to answer them.  So the first thing is, it’s essentially business as usual.  We will continue to acquire and grow the portfolio of farmland partners during the fall.  This is obviously the active farm transaction season and so we’ll continue to make some acquisitions.  Very unlikely we’ll be making any other acquisitions of this scale until we get this one closed. They’ll be more modest in size but we’ll continue to grow the business.

As far as equity issuance, I bristle at your word inflated.  I think our stock is worth way more than $11 a share but we certainly don’t want to, that was the last issuance we did.  We certainly don’t want to issue stock and any prices ever below that if we can avoid it.  We do want to grow the company and we will continue to grow the company but in an accretive way.  As many of you know, I’m personally a very major stockholder in the company and so you have a CEO here that has every personal incentive as well as my professional duties that would align me with fair value stock issuances as opposed to diluted stock issuances.

So, I think that you’ll see us continue to be acquisitive as we have been but obviously we’re unlikely to do any deals of this scale until we get this one fully behind us.  Though we’re stacked up to be able to do two things at once so we’ll be fine here.

Rob Stevenson

Okay.  And then in terms of, you guys talked in the release about the $16 million of; 16 pro forma revenues.  How should we be thinking about the expenses on that?  The sub advisory stuff with PRU stays, the G&A goes, I mean how much of the property operating expenses that AFCO’s been incurring or would continue to incur as a public company, how much of that has to stay given the additional size of the portfolio versus how much of that stuff are you already sort of covered for within FPI?

Paul Pittman

This is actually very, very easy to answer so let me break this into a couple of sort of stages for you.  So, when you think about AFCO’s revenue run rate of $15 million, $16 million and as I said, over the next couple of years that’ll grow by $2.7 million or so as these new properties come online. From the FPI perspective, we’re going to take that revenue on with bringing over probably only one head count and that’s Bob Cowan in the process.  And so, you’re going to get all of the revenue and very little of the cost structure in the combination.  That will take a couple of years, the head count piece of it will be executed on very quickly and there won’t be two major law firms and two major accounting firms and two public filings fees and all of that.  That stuff we will get rid of the extra cost quite quickly on those issues at the time of the closing of the transaction.

As far as the Prudential goes, obviously you understand that our style of company is a directly managed portfolio where we don’t have a lot of additional layers of cost and personnel between us and our properties but the prudential is a well-known, incredibly high quality participant in the AG and land management industry.  The structure that AFCO operated under had a lot of the day-to-day management of the properties handled by PRU so we’re going to keep that in place for the foreseeable future.  It certainly could change over a period of time measured in a couple years but at least for the foreseeable future, there’s a contract in place with PRU. But I think you should look at this as step one is all of the things that can lessen the SG&A burden on the company on a combined basis that can be cut quickly without violating contracts or hurting the assets, will occur quite fast and the rest of it takes a little more time which is why you sort of see two steps in our overall buildup to accretion over time sort of from 10% in kind of the first year and another year or two to get us all the way up to the 20% accretion.  I hope that answered your question.

Rob Stevenson

Okay and then last question for me is, how are you guys thinking about development going forward.  As you put it on the call here, basically AFCO had already spent the money and now it’s just waiting to start picking up revenue.  Is development especially with some of the permanent crop stuff going to have to be a part of the business plan going forward or is that not something that you guys are still prepared to do?

Paul Pittman

I believe two sort of principles on terms of development of properties that we will stick to. The first is, you’ve got to do everything you can to structure the development projects.  If you’re doing any at all, not to have negative cash burn.  Farmland Partners has done and has got a few development projects underway right now but our model was to collect a reasonable cap rate while we’re in the development phase.  In other words, the tenant is paying rent on that property even though they may not be getting full production from it because if we can’t find a tenant willing to do that, you have to wonder if he’s actually got a development that anybody’s going to want.  So we don’t run negative cash flow development in our portfolio really at all and will continue that principle.

The second principle though, is that in the context of a larger portfolio, meaning the combined company we will now have, a modest amount of development is okay.  It is a substantial build in terms of cap rate.  On those particular properties you can get a very good cap rate once you get them up and built, high single digits, low double digits even.  You can also get a big step function increase in asset value by doing these developments in permanent crops.  So, I think the takeaway is we will continue to be a very small amount of development in the combined portfolio going forward and it will, as often as possible, still be positive cash flow from day one.  So, don’t expect us to change the principles that we at FPI have followed in a combined company because I think in a public market context, the market is really uncomfortable with a negative cash flow and so we won’t be doing very much of that if any at all.

Rob Stevenson

Okay.  Thanks, Paul.

Operator

And our next question comes from Colin Mings of Raymond James.  Please go ahead.

Colin Mings

Hi, good morning.  Congrats on the transaction.  First question for me, just as you look at the combined company and you addressed the development farms already, but just are there any plans to jettison any farms or assets to maybe recycle some of that capital or bring down leverage?

Paul Pittman

So, in terms of assets we would consider selling, you know, I think Tom and I agree on this, every asset we own is always on the market.  If somebody wants to come and pay us a very good price, I would sell any asset in the combined portfolio.  Our perspective though, is that there’s an awful lot of transaction costs with flipping properties back and forth so unless it’s really a compelling offer, it’s time to continue to build the portfolio.  To be honest, I think a lot of REITs engage in what I call just window dressing flipping properties around and paying fees to do it.  I don’t want to be a part of that.  We’ll sell anything we got if it’s a good and compelling offer, otherwise we’re growing a big long term stable portfolio that provides asset value appreciation and cash flow to our shareholders.

Colin Mings

Okay.  And then just on a related note, just maybe talk a little bit about how you think about the balance sheet metrics going forward that you look to maintain and just really how you’re going to manage the balance sheet going forward, particularly now as a larger platform.

Paul Pittman

So, we’ve always had a target of approximately 50% loan level compared to asset value and when I say asset value, the value of the underlying assets.  It’s not really a question of where it trades on any given day.  The AG lending industry is based on the value of the underlying hard assets.  So we maintain with a target of not going beyond 50%.  That means you’re normally sitting around 45% to 47% debt compared to underlying asset values.  That’ll be our continuing target.  As many of you have probably heard me say, as we continue to grow the company, we will gradually decrease that leverage level only because we start to have some level of systemic risk in terms of rolling over our debt because it’s just a big number.

Today, though, when you think about the combined company, this is a series of, you know, when you look at FPI, for example, we talk about having several hundred millions of dollars of debt.  That’s not actually what we have.  What we have is a bunch of $10 million, $12 million, $5 million, $15 million individual loans and any one of those is actually pretty easy to roll over.  So, overall summary is same basic debt approach but as we continue to grow the asset value of the company up into the multi-billion dollar range, we’ll gradually back off on leverage just because of the external risks of having that much debt.

Colin Mings

Okay.  And just curious, going back to housekeeping as it relates to the Prudential relationship.  If I remember correctly, there was a component and it relates to American Farmland, that it was, as far as acquisitions and kind of the order of first looks and things like that, is there still going to be any sort of acquisition-based relationship with Prudential or is it just going to be the day-to-day operations?

Paul Pittman

No, we certainly, I mean, Prudential’s already a business relationship with Farmland Partners.  We’ve borrowed some money from them.  Great institution, great organization and there’s a contract in place.  We intend to abide by it.  And Prudential, I’m sure, intends to, I haven’t, frankly, talked to them yet this morning, they intend to abide by it too. We’ll continue to do work with them and over some period of time, that relationship will probably take on a slightly different form but Prudential will be Prudential.  Met Life, Farm Credit, Farmer Mac, the major banks in the Ag industry, they will be key relationships for this combined company going forward because we’re all important participants in an important sector of the economy and so to answer your specific question, they’ll still give us some acquisition ideas and probably get paid appropriately for that and they’ll still do some management work for the foreseeable future and then gradually over time, my personal view is it’ll gradually change to a somewhat different relationship and none of that’s going to happen instantly.

Colin Mings

Appreciate the details, Paul.  Thanks.

Paul Pittman

Okay, very good.

Operator

And our next question today, comes from Vincent Chow of Deutsche Bank.  Please go ahead.

Vincent Chow

Good morning, everyone.  Just a follow up on the contract, can you just remind us when that contract is due with Prudential?

Paul Pittman

Tom, I’m not sure.  Tom or Cort, you need to answer this because I’m not sure I know exactly what the end date is of that contract.

Tom Gimbel

It goes to October 2019.  It runs through then.

Vincent Chow

Great, thanks.  And then, Tom, maybe another question for you.  I know earlier you were asked about the NAV and the valuation here and said that you were happy with the valuation but I was just curious, as part of the overall review process, what other alternatives were considered and just curious if a liquidation was ever contemplated.  Just other commentary you can provide on some of the alternatives here.

Tom Gimbel

We left no stone unturned in this process.  Looking at the possibilities for major joint ventures, looking for side car potential investors, looking for the potential of merger of sale, as you know and also, of course, we looked at the value of liquidation.  So, there were a myriad of things looked at and looked at carefully.  This is a transaction that we’re pleased with and think it in years [ph] to the best effect for our shareholders.

Vincent Chow

Okay, and is there any way you can kind of quantify how many of those alternatives really got to a serious stage of contemplation?

Tom Gimbel

I can’t really comment on that.  It’s not public but it was a very expansive process.

Vincent Chow

Okay, that’s fair.  Just maybe one other question on the deal itself.  In terms of the breakup fee and I apologize if I didn’t get through all the details here, but I thought I saw there was as $6 million breakup fee if you guys accepted an alternative offer but if I could confirm that and then I’m assuming there’s a not shop clause in there but I didn’t see it, I just wanted to confirm if there was one—

Paul Pittman

Yeah, let me address these things.  So the answer there is yes, there is a $6 million breakup fee.  In a public to public transaction, of course, both boards have a fiduciary obligation that if there is a superior offer to do it, particularly speaking from the AFCO board’s perspective for a second, that’s quite normal and while I don’t necessarily like it as a CEO from the FPI side, it’s reality in these sorts of transactions.  So, what happens here is if a higher and better offer comes along, we get a chance at Farmland Partners to match it or increase it and if we choose not to, we get paid for being the stalking horse and it’s just the process as I’m sure you all understand and I don’t have to like it as a CEO but I think it’s fundamentally fair to all shareholders and so that’s the way this is put together.

Vincent Chow

Okay.  And is there a no shop on AFCO’s—

Paul Pittman

Yes, there’s a limitation on how much solicitation, everybody knows about this deal now that it’s in the newspaper so somebody has to kind of come to AFCO, they can’t just go out and continue to shop which is, again, quite normal in this style of transaction but you don’t need to shop when everybody now knows that a price has been set and a deal’s about to happen.  If somebody’s interested, they’ll come out.

Vincent Chow

Okay.  And presumably if, for whatever reason, FPI decides to walk away from the deal, AFCO would be entitled to the $6 million fee as well?

Paul Pittman

Correct.  There’s a lot of devil in the details but yes.  Just to be clear for everybody, this deal is going to close.  I’m not walking away.

Vincent Chow

No, I was just making sure I have all the details but not suggesting that you’d walk away.

Paul Pittman

Our company does a lot of large deals as you would know if you’ve followed us and we will close this one like we do the rest of them.

Vincent Chow

Okay.  And then maybe on the accretion side, the 10% accretion right off the bat and then another 20% it sounds like in the following year so the first year seems like mostly going to be corporate savings, G&A and that kind of things and then I thought in the subsequent discussion, it sounded like there will be additional G&A savings over time so I guess, of the 20%, is that also largely G&A savings or do you have some other types in there—

Paul Pittman

No, it’s largely G&A.  So let me kind of break this apart in a kind of real specific way so you can sort of think about it.  So, in the first year, this is a public company with an existing accounting infrastructure and an existing auditing firm and all of that.  You won’t wind that down to zero in the first year.  Even if we close this thing in December, there’ll be an audit or an audit process, maybe not technically an audit, but an audit process over the AFCO assets independent from FPI that’ll be done in the first few months of next year and have to be paid for, right?  So, to fully exercise the savings related to duplicate effort of outside advisors and public structure and all of that, you can’t just flip the switch, right?  It’s going to have a lag effect.  So that’s one reason you’re only getting 10% in the first year and 20% in the years after.

And then also, this company, AFCO, owned a really high quality set of assets that are managed in a very careful and appropriate way across the country and we are too serious a farmland buyer to wind any of that down instantly so you’ve got, again, a little bit of a lag effect as you transition.  And that’s the only reason you’re getting the difference but this is a true potential savings driven by cost reductions, there’s no growth based view of those synergies.  This is a cost savings synergy, highly achievable.  The only question is how long does it take because you’ve got to do it in a way that preserves the value of these assets.

Vincent Chow

Okay, thank you for the additional color.

Operator

And ladies and gentlemen, our next question comes from Dave Rodgers of RW Baird.  Please go ahead.

Dave Rodgers

Yes, good morning and congrats guys.  Paul, question for you on the California assets.  I know one things that’s kept you out of California despite prices has also been some of the water issues there.  And maybe for some of us not as familiar with the AFCO assets, talk about your ability to get comfort through the underwriting process with water issues west of your current exposure which kind of goes out toward Denver.

Paul Pittman

Yes, so when you look at the AFCO assets, and those of you who have talked to me in the past, the assets that AFCO has are incredibly high quality assets.  The challenges that that company faced were with relation to what I perceived as excess G&A costs to run those assets.  But the assets are incredibly high quality and that’s why they’ve achieved this kind of valuation in this transaction and as one of the other gentlemen asked, it was a competitive transaction but that’s what AFCO’s supposed to do for its shareholders.  So we have diligence though, the specific water issues for each and every property ourselves.  There are incredibly strong water rights on these California properties.  By California standards, they’re about as good as it gets. AFCO, with Prudential’s help, did a very good job picking the right assets with the right water.  It was just a company that never had a chance to get up to the scale it needed to to be able to deliver the cash flow of those assets on through to the shareholders.  And as I said earlier, this transaction unlocks that value, frankly, for both sets of shareholders and that’s a good thing.  So we’re not worried about the water at all is our view.  Tom, you may want to add to that because you know—

Tom Gimbel

I just want to emphasize what a high priority in the due diligence process for acquisition of California properties water availability is.  Whether it’s ground water, riparian rights or allocation of public sources, and there are 500 water districts in California.  We believe we’re in the best or AFCO is in the best of them and so I just want to emphasize the quality of the water rights that we have.

Dave Rodgers

Great, then maybe a follow up question on the revenue side.  I think you’ve done a lot of talking about the expenses and the ability to generate synergies through the transaction and I think both of you probably can comment on this.  I think, Paul, you’ve said $15 million to $16 million of revenues going forward and I guess just so that we’re all on the same page I think AFCO’s last quarter was just over $3 million in revenues so kind of $12 million on a contractual basis, I think there’s some participating rights beyond that crop share revenue so can you talk about how that gets you the $15 million to $16 million and I assume in that $15 million to $16 million you’re not using the development revenues that you kind of quoted longer term either.  So, I guess talk about the sustainability of that crop share or participating rev.

Paul Pittman

So, let me start with this.  So, the $15 million to $16 million does not include the development so call it for sake of this discussion, call it $16 million growing to $18 million.  And where that comes from is most of the rents that AFCO has are a minimum base rent of some type with a participating up side and a lot of that participating up side flows into their company in the fourth quarter or the first quarter, it’s all based on seasonality.  So, that estimate of $15 million is the base rents plus our estimate, I don’t know why I say our estimate, both companies’ estimates, are pretty much in line of the revenue that will be collected based on the participating rents.

From a portfolio-wide and combined company basis, what’s so powerful here is that when, and I look at our own portfolio without this acquisition, corn, beans and wheat and rice and cotton even, frankly trade together so bad time for corn farmer is also a bad time for a bean farmer, bad time for a wheat farmer etc.  There is very little correlation, very loose correlation but not much at all between almonds and citrus and any direct consumption food product and the commercial crops like corn and beans.  So what you put into the portfolio is substantial amount of diversity as well as the substantial additional dates during the year when revenue gets collected because the harvest season on many of these specialty crops is not lined up with the October, November commodity crop cycle, it’s at different points during the year.  So, we’re pretty confident with those revenue projections but that’s a higher value revenue and a collective combined portfolio basis than the revenues either of us had standalone because of diversification that comes from it.  So very, very powerful in that regard.

Tom Gimbel

I would just add that from AFCO’s standpoint, Paul, that as we’ve publically stated, with our high concentration in permanent crops at AFCO, one cannot take a quarter and annualize it.  We had announced that 75% of our 2016 participating rents are expected in the fourth quarter of 2016.  This is in part because of the crop sales from 2015 that tend to take place not only in the fourth quarter but the first and second quarter, were weak last year as a result in part of the El Nino effect, the benefit of bringing substantial rainfall to California but also changed some of the growing conditions and actually affected grape crops and nut crops significantly negatively.  So, we’re back on track there and we projected 75% of our participating revenue in the fourth quarter.

Dave Rodgers

Thanks for the color guys.

Operator

And ladies and gentlemen, our next question comes from Marsha Taylor of DTN.  Please go ahead.

Marsha Taylor

Yes, thank you.  Paul, you had mentioned several times that this merger makes the largest U.S. farmland REIT in the country which is still very small compared to conventional REITs.  What size do you think would make you competitive and more viable long term?  What’s your ultimate goal, I guess for growing the REIT to be more sustainable?

Paul Pittman

Sure, so once we’ve done this transaction, we will be a long ways toward being big enough that the SG&A drag coming from being a public company is starting to be relatively small and de minimis in the overall cash flow of the company but that being said, our view is that you need to get to the point of having something in the neighborhood of $2 billion worth of assets before the returns to scale as a public traded REIT.  There’s not much gain after that is kind of our view.  It doesn’t mean we won’t keep growing but at that point each transaction helps you grow but you’re not going to get a material reduction in overheads as a percentage of overall assets beyond a couple of billion dollars or so of asset value.  But you know, we’re roughly halfway there and continuing to move quickly and I want to get us to the point, my view is that long term, something like 50 basis points of SG&A as a percentage of your assets is that goal.  That’s kind of best in breed for triple net REITs.  These are relatively simple assets to manage and we should be able to get to that number or close to it in the coming couple of years and we’ll certainly be motivated to continue to grow when we can find good transactions until we’re to that level.  I hope that answers your question, Marsha.

Marsha Taylor

Yes, it did.  Thank you.

Operator

And ladies and gentlemen, our final question today is a follow up from Sachin Saw of Albert Fried.  Please go ahead.

Sachin Shaw

Hi.  Thanks guys.  Just one last question about the REIT opinions in the merger agreement and the tax opinions.  Just wanted to make sure that, I know it’s a condition for the deal to close, but no issues that you’re expecting there.

Paul Pittman

Tom, you want to take that one or, it’s really about the tax REIT opinion, Sachin?  I’m trying to make sure I understand your question.

Sachin Shaw

Yes, in the merger agreement it says, many merger agreements have a tax opinion that your, I think Goodwin Procter, in this case, has to kind of sign off on the deal to make sure the financials are kind of in line so there’s a REIT condition—

Paul Pittman

Okay, I understand your questions now.   Okay, so what this is all about and it’s really probably from both law firms’ perspective, maintaining your REIT status under the IRS code is something very, very important to a REIT because it’s a pass through entity from a tax perspective.  And so, each of the law firms’ tax departments are going to have to verify that nothing done in this transaction will disrupt the REIT qualification under the tax code.  I would be stunned if there was a problem with that but it’s obviously a belts and suspenders approach since it’s such an important issue so I think you should perceive that as an important but reasonably high probability event that the law firms will, they’ve obviously already diligence this issue, will say the transaction meets the compliance with the US tax law.  Luca, you may have something to add to that.

Luca Fabbri

Yes, so this is Luca Fabbri, Farmland Partners CFO, just to reinforce the point, we have already performed very extensive due diligence including from a tax perspective on both sides.  Both sides have done so on the other party and we do not expect any issues.

Sachin Shaw

Perfect, thank you guys.  Congratulations.

CONCLUSION

Operator

And ladies and gentlemen, this concludes our question-and-answer session.  I would like to turn the conference back over to Mr. Pittman for any closing remarks.  Please go ahead.

Paul Pittman

Thank you all for joining us.  We appreciate all the support you’ve shown our company in the past couple of years and trusting us with your money and investment.  We truly take that seriously.  For all of you on the call who are from the AFCO side, we welcome you to the family so to speak and we’ll try to do as good a job as we can going forward with your investment as well.  So thank you all for your time an attention to this and I’ll look forward to doing a good job on your behalf in the coming years.  Tom, do you have anything to add as a wrap up?

Tom Gimbel

I would simply like to echo the thanks to all participants in this call and particularly all those AFCO shareholders and we believe that this is a win-win for the shareholders of both companies and that it’s been a well thought out transaction.  We have high respect for the management team at FPI and think that this is a good way to realize on the long term vision.  So, thank you for your participation and we will continue to communicate.

Paul Pittman

Thank you all.  Bye.

Operator

Thank you.  Today’s conference has now concluded and we thank you all for attending today’s presentation.  You may now disconnect your lines and have a wonderful day.

END

Cautionary Statement Regarding Forward-Looking Statements

 This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which FPI and AFCO operate, management’s beliefs, assumptions made by management and the transactions described in this communication. While FPI’s and AFCO’s management believe the  assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummation the transaction due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of FPI and AFCO; (5) the ability to recognize the benefits of the transaction; and (6) the amount of the costs, fees, expenses and charges related to the transaction; and the other risks and important factors contained and identified in FPI’s and AFCO’s filings with the Securities and Exchange Committee (“SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. Neither FPI nor AFCO is under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and neither FPI nor AFCO intends to do so.

Important Information for Investors and Stockholders

This communication relates to the proposed merger pursuant to the terms of the definitive Agreement and Plan of Merger, dated as of September 12, 2016, by and among American Farmland Company, American Farmland Company L.P., Farmland Partners Inc., Farmland Partners Operating Partnership, LP, Farmland Partners OP GP LLC, FPI Heartland LLC, FPI Heartland Operating Partnership, LP and FPI Heartland GP LLC.

In connection with the proposed transaction, FPI expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of FPI and AFCO that also constitutes a prospectus of FPI, which joint proxy statement will be mailed or otherwise disseminated to FPI’s and AFCO’s respective stockholders when it becomes available. FPI and AFCO also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by FPI and AFCO with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the companies will be available free of charge on their websites at www.farmlandpartners.com and www.americanfarmlandcompany.com.

Participants in Solicitation

FPI, AFCO and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of FPI is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 14, 2016. Information about the directors and executive officers of AFCO is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 28, 2016. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.